------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

    Russo               Richard
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

     c/o Osteotech, Inc.

     51 James Way
--------------------------------------------------------------------------------
                                    (Street)

     Eatontown                        NJ                          07724
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

     April 1, 1998

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

     OSTEOTECH, INC.     (OSTE)
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

     Executive Vice President
     Strategic Planning & Business Development

      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock                          213                          D                   --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                                                                                                                              (over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
 Stock Options
   (Right to Buy)(1)     (2)        09/29/05        Common Stock           12,000         8.25           D              --
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
   (Right to Buy)(1)     (3)        12/07/05        Common Stock            6,000         6.625          D              --
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
   (Right to Buy)(1)     (4)        12/06/06        Common Stock           12,000         5.75           D              --
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
   (Right to Buy)(1)     (5)        07/30/07        Common Stock           48,029        12.75           D              --
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
   (Right to Buy)(1)     2/14/98    02/01/03        Common Stock            3,000         4.25           D              --
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
   (Right to Buy)(1)     12/30/98   12/30/03        Common Stock            1,250         4.375          D              --
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Granted under the Company's 1991 Stock Option Plan and qualified under rule 16b-3.
(2) Exercisable as to 3,000 shares on September 29, 1996; as to an additional 3,000 shaes on September 29, 1997; as to an additional 3,000 shares on September 29, 1998; and as to the remaining 3,000 shares on September 29, 1999.
(3) Exercisable as to 3,000 on December 7, 1998 and as to the remaining 3,000 shares on December 7, 1999.
(4) Exercisable as to 3,000 shares on December 6, 1997; as to an additional 3,000 shares on December 6, 1998; as to an additional 3,000 shares on December 6, 1999; and as to the remaining 3,000 shares on December 6, 2000.
(5) Became exercisable as to 14,409 shares on September 5, 1997; as to an additional 19,211 shares on September 15, 1997; and as to the remaining 14,409 shares on November 11, 1997.

 /s/ Richard Russo                                        April 6, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
           Richard Russo

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                                                          Page 2


(122795DTI)